SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

BOYKIN LODGING COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Boykin Lodging Company
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG BOYKIN LODGING COMPANY, NYSE MARKET INDEX AND MG GROUP INDEX
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
______________________________

To our Shareholders:

      The 2002 annual meeting of shareholders of Boykin Lodging Company will be held at the Cleveland Airport Marriott, 4277 West 150th Street, Cleveland, Ohio 44135, on Thursday, May 30, 2002, beginning at 10:00 a.m., local time, for the following purposes:

1.	To elect seven directors, each for a term of one year;

2.	To receive reports at the meeting. No action constituting approval or disapproval of the matters referred to in the reports is contemplated; and

3.	To consider any other matter that properly comes before the meeting.

      Only shareholders of record at the close of business on April 1, 2002 will be entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope. The principal address of Boykin Lodging Company is Guildhall Building, Suite 1500, 45 W. Prospect Avenue, Cleveland, Ohio 44115.

By order of the Board of Directors,

Andrew C. Alexander,
Assistant Secretary

Dated: April 15, 2002

YOUR VOTE IS IMPORTANT.

PLEASE SIGN, DATE AND RETURN YOUR PROXY.

BOYKIN LODGING COMPANY

PROXY STATEMENT

Questions and Answers

What is the purpose of this proxy statement?

Our Board of Directors is sending you this proxy statement to ask for your vote as a shareholder of Boykin Lodging Company on certain matters to be voted on at the upcoming annual meeting of shareholders. We are mailing this proxy statement and the accompanying notice and proxy, along with our Annual Report to Shareholders, to you on or about April 15, 2002.

Where and when is the annual meeting of shareholders?

Our annual meeting of shareholders will be held at our Cleveland Airport Marriott, 4277 West 150th Street, Cleveland, Ohio 44135, on Thursday, May 30, 2002, at 10:00 a.m., local time.

What am I voting on?

You will vote on the election of seven directors. We do not know of any other matter that will be presented for action at the annual meeting of shareholders.

How do I vote?

You can vote either in person by ballot at the annual meeting of shareholders or by completing and mailing the enclosed proxy card. If the enclosed proxy card is returned, the common shares represented by it will be voted as you direct.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, April 1, 2002, are entitled to receive notice of the annual meeting of shareholders and to vote the common shares that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted upon.

How many common shares are entitled to vote?

As of the record date, 17,480,634 common shares, without par value, were entitled to be voted at the annual meeting of shareholders.

What constitutes a quorum?

The presence at the annual meeting of shareholders, either in person or by proxy, of a majority of the outstanding common shares on the record date will constitute a quorum, permitting the conduct of the business of the meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present for purposes of establishing a quorum at the annual meeting of shareholders.

Can I change my vote after I return my proxy card?

You can change your vote at any time before your proxy is exercised by executing and delivering a later-dated proxy, or by giving notice to us in writing at our principal address indicated on the attached Notice of Annual Meeting of Shareholders, or in open meeting. However, your presence alone at the annual meeting of shareholders will not operate to revoke your proxy.

What happens if I sign and return my proxy card but I do not mark any vote?

In the absence of any specification on your proxy card, the common shares represented by your proxy card will be voted to elect the director nominees set forth under the heading “Election of Directors” and in accordance with the discretion of the proxy holders with respect to any other matter properly brought before the meeting.

Who can attend the annual meeting of shareholders?

All shareholders as of the record date, or their duly appointed proxies, may attend the annual meeting of shareholders. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your brokerage statement reflecting your ownership as of the record date.

Who is paying for this proxy statement and the solicitation expenses?

We will pay the cost of this proxy statement and the cost of the solicitation of your proxy. In addition to solicitation of proxies by mail, regular employees of Boykin Lodging Company or its affiliates may solicit proxies by telephone or facsimile. Those employees will not receive any additional compensation for their participation in the solicitation.

What else am I receiving with this proxy statement?

In addition to the attached Notice of Annual Meeting of Shareholders and the enclosed proxy card, we are sending you our Annual Report to Shareholders for our fiscal year ended December 31, 2001. Our audited consolidated financial statements and certain other financial information for the fiscal year ended December 31, 2001 are set forth in the Annual Report to Shareholders.

What are the Board’s Recommendations?

The Board of Directors recommends a vote for the election of the nominated slate of directors (see page 4).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table shows the amount of our common shares beneficially owned as of February 28, 2002, by: (i) our directors (all of whom are also nominees for director); (ii) each other person who is known by us to own beneficially more than 5% of our outstanding common shares; (iii) our chief executive officer and the four other most highly compensated executive officers named in the Summary Compensation Table; and (iv) our executive officers and directors as a group.

			Percent
	Number of Shares		of
Name of Beneficial Owner(1)	Beneficially Owned		Class

Robert W. Boykin(2)	266,670	(3)	1.55%
Richard C. Conti	129,957	(4)	*
Paul A. O’Neil(2)	48,361	(5)	*
Russ C. Valentine	44,140	(6)	*
Andrew C. Alexander	45,279	(7)	*
Albert T. Adams	16,200	(8)	*
Raymond P. Heitland(2)	76,201	(9)	*
Lee C. Howley, Jr.	20,900	(8)(10)	*
Frank E. Mosier	20,200	(8)	*
William H. Schecter	17,200	(8)	*
Ivan J. Winfield	17,200	(8)	*
All Executive Officers and Directors as a Group (12 persons)	717,308		4.17%

*	Less than 1%.

(1)	Unless otherwise indicated, a beneficial owner has sole voting and investment power with respect to all common shares set forth opposite his name.

(2)	Robert W. Boykin owns 1,345,628 limited partnership interests (“Units”) in Boykin Hotel Properties, L.P., an Ohio limited partnership (the “Partnership”); and Raymond P. Heitland and Paul A. O’Neil own 10,650 and 1,400 Units, respectively. Each of them may cause the Partnership to purchase his Units for cash (the purchase price of one Unit, subject to certain factors, being equal to the market value of one common share of Boykin Lodging Company). However, we may elect, subject to certain conditions, to deliver our common shares, in lieu of cash, in exchange for tendered Units. Assuming conversion of their Units into common shares, Robert W. Boykin would beneficially own 8.5% of our common shares, and both Raymond P. Heitland and Paul A. O’Neil would beneficially own less than 1% of the outstanding common shares. Currently, we own an 85.0% general partnership interest in the Partnership.

(3)	Includes 109,200 common shares that Mr. Boykin has the right to acquire through the exercise of share options, 23,124 common shares that are owned by Boykin Management Company Limited Liability Company, an Ohio limited liability company, in which Mr. Boykin indirectly owns approximately a 54% equity interest, and 31,250 common shares owned by Rowboy Trading Holdings LLC, a Delaware limited liability company, of which Mr. Boykin is the managing member.

(4)	Includes 58,339 common shares that Mr. Conti has the right to acquire through the exercise of share options.

(5)	Includes 14,800 common shares that Mr. O’Neil has the right to acquire through the exercise of share options.

(6)	Includes 15,734 common shares that Mr. Valentine has the right to acquire through the exercise of share options.

(7)	Includes 14,800 common shares that Mr. Alexander has the right to acquire through the exercise of share options.

(8)	Includes 16,000 common shares that each of Messrs. Adams, Howley, Mosier, Schecter and Winfield has the right to acquire through the exercise of share options.

(9)	Includes 66,000 common shares that Mr. Heitland has the right to acquire through the exercise of share options.

(10)	Includes 4,500 common shares owned by the Howley Family Partnership, which is owned equally by Mr. Howley and his wife.

ELECTION OF DIRECTORS

      In accordance with our Code of Regulations, the number of directors has been fixed at seven. At the annual meeting of shareholders, the shares represented by proxies, unless otherwise specified, will be voted for the election of the seven nominees hereinafter named, each to serve until the next annual meeting of shareholders. Under Ohio law and our Amended and Restated Articles of Incorporation, as amended, abstentions and broker non-votes, if any, will not be counted in favor of or against any nominee. The seven director nominees who receive the greatest number of affirmative votes will be elected directors.

      The director nominees are identified in the following table. Each is currently a director and was elected as a director at last year’s annual meeting of shareholders.

      If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by management. The following information is furnished with respect to each person nominated for election as a director.

Nominees for Election at the Annual Meeting

			Period	Expiration of
		Principal Occupation	of Service	Term for Which
Name	Age	And Business Experience	as a Director	Proposed

Robert W. Boykin	52	Chairman of the Board of Directors and Chief Executive Officer of Boykin Lodging Company	1996 to date	2003
Raymond P. Heitland	66	Retired Chief Financial Officer of Boykin Lodging Company	1996 to date	2003
Albert T. Adams	51	Partner, Baker & Hostetler LLP	1996 to date	2003
Lee C. Howley, Jr.	54	Owner and President, Howley & Company	1996 to date	2003
Frank E. Mosier	71	Retired Vice Chairman, BP America, Inc.	1996 to date	2003
William H. Schecter	60	President, National City Capital Corporation; Senior Vice President, National City Corporation	1997 to date	2003
Ivan J. Winfield	67	Associate Professor at Baldwin-Wallace College	1996 to date	2003

      Each of the nominees for election as a director has engaged in the principal occupation or activity indicated above for at least five years, except as described below.

      Mr. Boykin also served as the President of Boykin Lodging Company from November 1996 until January 2001. Mr. Heitland served as our Chief Financial Officer from November 1996 until his retirement in May 1998.

      Mr. Adams is a director of Developers Diversified Realty Corporation, Associated Estates Realty Corporation and Dairy Mart Convenient Stores, Inc. Mr. Howley is a director of Lesco, Inc. and LNB Bancorp, Inc. and is the immediate past Co-Chairman of the Rock and Roll Hall of Fame and Museum in Cleveland, Ohio. Mr. Mosier is a director of Associated Estates Realty Corporation. Mr. Schecter is a director of NatCity

Investments, a registered investment company. Mr. Winfield is a director of HMI Industries, Inc., OfficeMax, Inc. and Rainbow Rental, Inc.

      Last year the Board of Directors held seven meetings. The Board of Directors has appointed an Audit Committee, an Executive Committee, a Compensation Committee, a Long-Term Incentive Plan Committee, a Governance Committee and a special committee called the Taxable REIT Subsidiary Committee (the “TRS Committee”). The Board of Directors does not have a nominating committee; however, the Governance Committee will make recommendations to the Board of Directors concerning appropriate guidelines for Board membership. The Governance Committee is not expected to consider nominees recommended by shareholders. Each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and of the committees on which he served.

      The Audit Committee comprises Messrs. Adams, Howley, Heitland, Mosier, Schecter and Winfield. Last year the Audit Committee held two meetings. The Audit Committee recommends annually to the Board of Directors our independent public accountants, reviews with the independent public accountants the arrangements for and scope of the audits to be conducted by them and the results of those audits, and reviews various financial and accounting matters affecting us.

      The Executive Committee comprises Messrs. Boykin, Heitland and Adams. Last year the Executive Committee did not hold any meetings but took action by unanimous written consent on six occasions. The Executive Committee, during the intervals between the meetings of the Board of Directors, possesses and may exercise all of the powers of the Board of Directors in the management of our business and affairs, except as otherwise provided (i) by law, (ii) in our Amended and Restated Articles of Incorporation, as amended, or in our Code of Regulations, or (iii) by action of the Board of Directors.

      The Compensation Committee comprises Messrs. Adams, Howley, Heitland, Mosier, Schecter and Winfield. Last year, the Compensation Committee held three meetings. The Compensation Committee periodically reviews and determines the compensation, including fringe benefits and incentive compensation, of our officers and management personnel.

      The Long-Term Incentive Plan Committee, which comprises Messrs. Howley, Heitland, Mosier, Schecter and Winfield, administers our Long-Term Incentive Plan and determines the employees who may participate in the grant of any award (including share options) under the Long-Term Incentive Plan, and the terms thereof. Last year, the Long-Term Incentive Plan Committee met to take action on two occasions.

      The Governance Committee, which comprises Messrs. Adams, Howley and Schecter, was established in February 2002.

      The TRS Committee, which comprises Messrs. Adams, Howley, Mosier, Schecter and Winfield, was formed to evaluate and negotiate the formation and implementation of the Company’s Taxable REIT Subsidiary transaction with Boykin Management Company Limited Liability Company (“BMC”). The TRS Committee held six meetings last year.

      Directors’ Compensation. Each non-employee director is compensated at the rate of $20,000 per year. Each director also receives $1,000 for attendance at each meeting of the Board of Directors and for each meeting of any committee on which he serves. Our employees and officers who are also directors are not paid any director fees.

      Non-employee directors are permitted to defer all or a portion of their fees pursuant to our Directors’ Deferred Compensation Plan. This plan, which is administered by our officers who are not eligible to participate in it, is unfunded and participants’ contributions are converted to units, the value of which fluctuates according to the market value of our common shares. During their terms as directors, Mr. Adams and Mr. Heitland have deferred compensation represented by 17,545 and 10,846 units, respectively. On March 19, 2002, those units were valued at $160,184 and $99,027, respectively.

Compensation Committee Report

      Introduction. Our Compensation Committee is responsible for determining the compensation to be paid to our executive officers. The Compensation Committee is also responsible for making major policy decisions with respect to health care and other benefit plans. Our Long-Term Incentive Plan Committee administers the Long-Term Incentive Plan.

      The Compensation Committee’s philosophy with respect to the compensation of our executive officers is (i) to provide a competitive total compensation package that enables us to attract and retain qualified executives and align their compensation with our overall business strategies, and (ii) through the Long-Term Incentive Plan Committee, to provide each executive officer with an equity stake in us. The Compensation Committee believes that the total compensation package for our executive officers should be attractive in relation to the compensation packages of comparable companies, and that the compensation mix should have a material performance-based compensation component.

      To this end, the Compensation Committee determined executive compensation for 2001 with a focus on compensating executive officers based on their responsibilities and the Company’s performance. The primary components of the Company’s executive compensation program in 2001 were (i) base salaries and certain other annual compensation, (ii) bonuses, and (iii) restricted common share grants and share options.

      Base Salaries and Other Annual Compensation. The base salaries and certain other compensation for Mr. Boykin and our other executive officers in 2001 were determined with reference to their business and lodging industry experience, together with comparisons of compensation paid by companies of similar size or type in the real estate investment trust and lodging industries. The Compensation Committee also commissioned and considered a compensation analysis of Boykin Lodging Company relating to Chief Executive Officer and Chief Operating Officer compensation prepared by the human resources consulting firm Watson Wyatt Worldwide.

      Bonuses. For 2001, Mr. Boykin is entitled to a bonus of up to 115% of his annual base salary, Mr. Conti is entitled to a bonus of up to 85% of his annual base salary, and each of Messrs. O’Neil, Valentine and Alexander is entitled to a bonus of up to 55% of his annual base salary. In each case, the amount of the bonus that was earned was based on a combination of personal goals approved by our Board of Directors and on Company financial targets. One half of the financial targets were based on an FFO (funds from operations) targeted component and one half were based on the Company’s REVPAR (revenues per available room) growth forecast. The Company financial targets were not met during 2001. In light of the Company’s 2001 financial performance, Messrs. Boykin and Conti voluntarily elected to forgo the bonuses for 2001 to which they would have been otherwise entitled based upon achievement of personal goals as approved by the Board of Directors. Following their communication of this decision to the Compensation Committee, the Committee determined that both Messrs. Boykin and Conti had voluntarily forfeited their bonuses without the expectation of a return, and that it would be appropriate to give them an opportunity to earn back the forfeited value in a manner that would align that opportunity with the shareholders’ interests. As such, in December 2001, the Committee granted Mr. Boykin and Mr. Conti options to purchase 40,000 and 25,000 common shares of the Company, respectively, with immediate vesting and similar exercise prices and expiration dates as provided to other named executive officers as set forth on page 10 of this proxy statement.

      Restricted Common Share Grants and Share Options. All of our executive officers are eligible to receive grants of restricted common shares and options to purchase common shares under our Long-Term Incentive Plan. Share options and restricted common shares granted by the Long-Term Incentive Plan Committee are designed to encourage and enable our key employees to acquire a larger share ownership and personal financial interest in our company. The Compensation Committee believes that share option and restricted common share awards subject to periodic vesting enable us to attract and retain qualified individuals for service with us. Individual option grants, with exercise prices at least equal to the fair market value of our common shares on the date of grant, are determined by the Long-Term Incentive Plan Committee based on the executive’s current performance, potential for future responsibility, and the impact of the particular executive officer’s performance on our operational results. The number of share options and the value of restricted shares granted to our named executive officers are set forth in the Summary Compensation Table on page 9 of this proxy statement.

Frank E. Mosier, Chairman
Albert T. Adams
Raymond P. Heitland
Lee C. Howley, Jr.
William H. Schecter
Ivan J. Winfield

Audit Committee Report

      Introduction. In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility relating to corporate accounting, the reporting practices of the Company, and the quality and integrity of the financial reports and other financial information provided by the Company to any governmental body or the public. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles.

      The Board of Directors has determined that the members of the Audit Committee are “independent” under the listing standards of the New York Stock Exchange, including Mr. Heitland. Mr. Heitland served as the Chief Financial Officer of Boykin Management Company from 1970 until November 1996 and as our Chief Financial Officer from November 1996 until his retirement in May 1998. Under NYSE Listing Standard 303.01(B)(3), a director who is an employee may not serve on the audit committee until three years following the termination of his employment (which for Mr. Heitland did not occur until May 2001), except that one director who is no longer an employee may be appointed to the Audit Committee under limited circumstances if a company’s Board of Directors determines in its business judgment that membership on the committee by the individual is required by the best interests of the corporation and its shareholders. Prior to May 2001, because of Mr. Heitland’s industry and accounting expertise and his institutional knowledge and experience, the Board of Directors determined that Mr. Heitland’s membership on the Audit Committee is in the best interests of the Company and its shareholders.

      In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed with the Company’s management the audited financial statements of the Company for the year ended December 31, 2001. The Audit Committee also discussed with the Company’s independent accountants the matters required to be discussed by SAS 61. The Audit Committee obtained a formal written statement from the independent accountants that described all relationships between the independent accountants and the Company that might bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee.” The Audit Committee discussed with the independent accountants any relationships that might impact their objectivity and independence and satisfied itself as to the accountants’ independence. The Audit Committee also considered whether the provision of non-audit services by the Company’s independent accountants was compatible with maintaining the accountants’ independence.

      Based on the above-referenced review and discussions with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Ivan J. Winfield, Chairman
Albert T. Adams
Raymond P. Heitland
Lee C. Howley, Jr.
Frank E. Mosier
William H. Schecter

EXECUTIVE COMPENSATION

      The following information is set forth with respect to our Chief Executive Officer and each of our four other most highly compensated executive officers. We sometimes refer to the people listed in the table below as our “named executive officers.”

Summary Compensation Table

					Long-Term
					Compensation
					Awards
				Other			All
	Annual Compensation			Annual	Restricted		Other
				Compen-	Share	Share	Compen-
		Salary	Bonus	sation	Award(s)	Options	sation
	Year	($)	($)	($)(1)	($)(2)	(#)	($)(3)

Robert W. Boykin	2001	350,000	—	—	218,750	70,000	154,223
Chairman and Chief	2000	350,000	271,688	—	305,230	48,000	153,840
Executive Officer	1999	300,000	239,625	68,122 (4)	354,857	—	155,394

Richard C. Conti	2001	280,000	—	—	109,375	40,000	33,357
President and Chief	2000	280,000	160,650	—	186,957	33,000	31,390
Operating Officer	1999	250,000	155,313	—	252,916	—	31,390

Paul A. O’Neil	2001	189,000	43,659	—	26,250	5,000	31,967
Chief Financial Officer	2000	189,000	70,166	—	87,774	12,000	30,000
and Treasurer(5)	1999	168,923	66,513	—	208,333	—	30,000

Russ C. Valentine	2001	183,750	46,236	—	26,250	5,000	31,967
Senior Vice President —	2000	183,750	68,217	—	78,741	6,000	30,000
Acquisitions(6)	1999	89,519	36,759	—	173,405	20,000	45,000 (7)

Andrew C. Alexander	2001	175,000	44,034	—	26,250	5,000	31,967
Senior Vice President	2000	157,500	58,472	—	73,723	12,000	30,000
and General Counsel	1999	140,970	59,471	—	173,692	—	30,000

(1)	In 2001 and 2000, no named executive officer received total perquisites and other personal benefits above the threshold amounts specified in the regulations of the Securities and Exchange Commission.

(2)	On January 1, 2001, Messrs. Boykin, Conti, O’Neil, Valentine and Alexander were granted 25,000, 12,500, 3,000, 3000 and 3,000 restricted common shares respectively. Of those shares, 20% vest and are no longer subject to forfeiture on each of January 1, 2002, January 1, 2003, January 1, 2004, January 1, 2005 and January 1, 2006.

(3)	All other compensation consists of the following:

	Profit Sharing/	Nonqualified	Life Insurance
	Pension Plans	Savings Plan	Premiums

Robert W. Boykin
2001	$31,967	—	$122,256
2000	$30,000	$1,584	$122,256
1999	$30,000	$3,136	$122,256
Richard C. Conti
2001	$31,967	—	$1,390
2000	$30,000	—	$1,390
1999	$30,000	—	$1,390

Unless otherwise footnoted, all other compensation for Messrs. O’Neil, Valentine and Alexander related to profit sharing/pension plan contributions.

(4)	Includes $50,000 paid by us for a nonrecurring club initiation fee.

(5)	Effective in February 2002, Mr. O’Neil no longer served as our Chief Financial Officer or Treasurer.

(6)	Mr. Valentine started his employment with us in June 1999.

(7)	Represents amounts paid to Mr. Valentine for consulting services prior to his employment.

Option Grants in Last Fiscal Year

			Individual Grants
						Potential Realizable
			Percentage of			Value at Assumed
			Total Options			Annual Rates of Stock
			Granted To			Price Appreciation for
			Employees	Exercise		Option Term(3)
	Options		in Fiscal	Price	Expiration
Name	Granted(1)		Year(2)	($/Share)	Date	5%	10%

Robert W. Boykin	70,000	(4)	48.3%	$7.30	December 2011	$321,419	$814,534
Richard C. Conti	40,000	(4)	27.5%	$7.30	December 2011	$183,669	$465,448
Paul A. O’Neil	5,000		3.4%	$7.30	December 2011	$22,959	$58,181
Russ C. Valentine	5,000		3.4%	$7.30	December 2011	$22,959	$58,181
Andrew C. Alexander	5,000		3.4%	$7.30	December 2011	$22,959	$58,181

(1)	Each of the options granted is subject to a three-year vesting schedule, except as noted in footnote (4) below. The options vest at the rate of 33.3% per year beginning on the first anniversary of the grant.

(2)	Based on 145,000 share options granted to all employees during 2001.

(3)	These amounts are based on hypothetical appreciation rates of 5% and 10% and are not intended to forecast the actual future appreciation of our common shares. No gain to optionees is possible without an actual increase in the price of our common shares, which would benefit all of our shareholders. All calculations are based on a ten-year option period.

(4)	40,000 and 25,000 share options granted to Messrs. Boykin and Conti, respectively, were fully vested upon granting.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Value of
			Number of	Unexercised
			Unexercised	In-the-Money
	Shares		Options at	Options at Fiscal
	Acquired	Value	Fiscal Year-End	Year-End ($)
	on	Realized	Exercisable/	Exercisable/
Name	Exercise(#)	($)	Unexercisable	Unexercisable

Robert W. Boykin	—	—	99,600/68,400	$318,800/$239,100
Richard C. Conti	—	—	51,739/41,400	$199,250/$119,550
Paul A. O’Neil	—	—	12,400/14,600	-0-/$39,850
Russ C. Valentine	—	—	14,534/16,466	-0-/$39,850
Andrew C. Alexander	—	—	12,400/14,600	-0-/$39,850

Employment Agreement and Severance Plan

      Robert W. Boykin entered into an employment contract with us in connection with our November 1996 initial public offering. Mr. Boykin’s agreement provides for a one-year term that is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either party to terminate the agreement by giving two years’ prior written notice. Mr. Boykin is prohibited from competing with us during the term of his employment agreement and for two years thereafter. The agreement provides that Mr. Boykin will be paid a minimum annual base salary and a bonus. It also provides for the use of an automobile, medical and dental benefits, vacation and sick leave, membership in a country club, a golf club and a downtown business club, certain life insurance benefits, and certain additional compensation. The agreement also provides that if Mr. Boykin is terminated for a reason other than for cause or resigns for “good reason,” Mr. Boykin shall be entitled to receive all compensation and benefits through the remainder of the current term.

      We have a severance plan covering each of the named executive officers other than Mr. Boykin. Under the plan, if a covered employee (other than Mr. Conti) is terminated “without cause” or resigns for “good reason” within a period of two years following a change of control, then we must pay that employee a lump sum payment in an amount equal to one and one-half times his base salary plus one and one-half times 50% of his maximum bonus calculated using the maximum bonus percentage applicable on the date plan. Mr. Conti would receive two times his annual base salary plus two times 50% of his maximum bonus calculated using the maximum bonus percentage applicable on the date of the plan. We must also continue to provide that employee with our standard benefits for a period of 18 months (two years for Mr. Conti).

      If no change of control has occurred and an executive’s employment is terminated by us “without cause,” we are obligated to continue to pay base salary and benefits to such executive for (i) one year in the case of the named executive officers other than Messrs. Conti and Valentine, and (ii) one and one-half years in the case of Messrs. Conti and Valentine. Mr. Valentine is not entitled to continued benefits. A bonus is payable for Mr. Conti in the amount of 52.2% of his annual base salary on the date of termination. The other named executive officers would receive a bonus equal to 22.5% of their annual base salary on the date of termination except that Mr. Valentine is not entitled to a bonus payment.

Compensation Committee Interlocks and Insider Participation

      Albert T. Adams, a member of the Compensation Committee, is a partner in Baker & Hostetler LLP, which acts as our general outside legal counsel. We expect that Baker & Hostetler LLP will continue to provide legal services in that capacity in 2002. Raymond P. Heitland, a member of the Compensation Committee, was our Chief Financial Officer until his retirement in May 1998.

Certain Relationships and Related Transactions

      As of February 28, 2002, we own an 85.0% general partnership interest (“Units”) in Boykin Hotel Properties, L.P. (the “Partnership”). We conduct all our business through the Partnership. Robert W. Boykin, our Chairman and Chief Executive Officer, owns, directly and indirectly, 1,345,628 Units (a 7.4% limited partnership interest) in the Partnership. John E. Boykin and William J. Boykin, Robert W. Boykin’s brother and father, respectively, own 1,143,007 and 150,000 Units, respectively. Raymond P. Heitland, one of our directors and our Chief Financial Officer until his retirement in May 1998, and Paul A. O’Neil own 10,650 and 1,400 Units, respectively. As of December 31, 2001, the Partnership owns interests in 25 hotels that were leased to BMC and its wholly owned subsidiary Westboy, LLC (“Westboy”), under terms of percentage lease agreements. Robert W. Boykin and John E. Boykin indirectly own approximately 53.8% and 46.2% equity interests, respectively, in BMC. John E. Boykin is a director and the secretary of BMC, and Robert W. Boykin and Paul A. O’Neil are directors of BMC. For the fiscal year ended December 31, 2001, BMC paid to the Partnership and its subsidiaries approximately $64.2 million in rent. In addition, as of December 31, 2001, a wholly owned subsidiary of BMC managed our Radisson Hotel Mt. Laurel pursuant to a management agreement with us. We paid that subsidiary $200,000 in management fees in 2001.

      The Work Incentives Improvement Act of 1999 (“REIT Modernization Act”) amended the tax laws to permit real estate investment trusts (“REIT”), like us, to lease hotels to a subsidiary that qualifies as a taxable REIT subsidiary (“TRS”) as long as the TRS engages an independent hotel management company to operate those hotels under a management contract. Effective January 1, 2002, we implemented this structure for our properties we previously leased to BMC and Westboy, as described below.

      Effective on January 1, 2002, the Partnership acquired 16 subsidiaries of BMC (the “Lessees”). The Partnership acquired these entities, whose primary assets are leasehold interests in 25 hotel properties we own, and certain working capital assets and liabilities of those hotels, by issuing 1,427,142 limited partnership units of the Partnership valued at $11.4 million to BMC and assuming $1.6 million of working capital liabilities in excess of assets relating to Westboy, one of the Lessees. The Partnership then contributed the Lessees to Bellboy, Inc., a wholly owned subsidiary of the Partnership. Bellboy, Inc. has elected to be treated as a TRS.

      Effective on January 1, 2002, we also entered into new management agreements with BMC to operate 15 of the hotels we had previously leased to BMC. The agreements provide for BMC to be paid a base management fee of 3% of hotel revenues, as defined in the agreements, plus an incentive management fee of 13.5% of gross operating profit in excess of budget, as defined in the agreements, up to a maximum of an additional 1.125% of hotel revenues. The agreements have terms of three to nine years, but are cancelable by us without penalty upon 90 days’ notice.

      We also entered into a development services agreement with BMC for one of the hotels we own and previously leased to BMC. Under the terms of this agreement, BMC will be paid a fee of 50% of the proceeds from the sale of the hotel in excess of our undepreciated cost of the hotel plus $39 million, up to a maximum fee of $3.5 million.

      Because of our relationship with BMC and its owners, our Board of Directors established the TRS committee, which consists only of independent directors, to evaluate and negotiate the transaction with BMC. In determining the amount of the consideration paid to BMC described above, the TRS Committee considered, among other things, the profits we expect the Lessees and Westboy to earn, offset by the new management fees we expect to pay to BMC, and the taxes we expect the TRS to pay. The TRS Committee also took into account the benefits of expected operational efficiencies and the elimination of potential lease termination fees upon the sale of hotels. The TRS Committee was advised by independent counsel and financial advisors, and received the opinion of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. that the transactions with BMC are fair to us from a financial point of view. The committee also received advice from the HVS International division of Hotel Appraisals LLC as to the prevailing terms and conditions of hotel management contracts.

      In 2001, we paid a wholly owned subsidiary of BMC $472,000 for design services, $25,000 for purchasing services, $72,000 for project management services and $205,000 for reimbursement of expenses related to capital improvements at our hotels. For these payments, the subsidiary performed work on over 150 different projects. During 2001, the subsidiary sold a portion of its business to an unrelated third party. A portion of the sales price is payable contingent upon future revenues of the business, including revenues from us. We expect to continue to do business with the BMC subsidiary and the portion of its business sold to the unrelated third party in 2002.

      Albert T. Adams, one of our directors, is a partner in Baker & Hostetler LLP, which acts as our general outside legal counsel. We expect that Baker & Hostetler LLP will continue to provide legal services in that capacity in 2002.

Performance Graph

      Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in our common shares with the cumulative total return of a hypothetical investment in each of the New York Stock Exchange Market Index and the Media General Financial Services, Inc. Industry Group 443 (REIT — Hotels/ Motels) Index based on the respective market price of each such investment at December 31, 1997, 1998, 1999, 2000 and 2001, and assuming in each case an initial investment of $100 on January 1, 1997, and reinvestment of dividends.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG BOYKIN LODGING COMPANY, NYSE MARKET INDEX AND MG GROUP INDEX

	1/1/97	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

BOYKIN LODGING COMPANY	100.00	118.53	61.87	63.14	56.81	58.92
REIT — HOTEL/MOTEL	100.00	129.80	77.06	68.84	101.24	91.88
NYSE MARKET INDEX	100.00	131.56	156.55	171.42	175.51	159.87

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

      Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) at our 2003 annual meeting of shareholders must be received by us at Guildhall Building, Suite 1500, 45 W. Prospect Avenue, Cleveland, Ohio 44115, on or before December 17, 2002, for inclusion in our proxy statement and form of proxy relating to the 2003 annual meeting of shareholders. In order for a shareholder’s proposal not governed by Rule 14a-8 to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, the proposal must be received by us at that address not later than February 28, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and owners of more than 10% of our common shares, to file with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

      To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to our executive officers, directors and greater-than-10% beneficial owners were complied with.

INDEPENDENT PUBLIC ACCOUNTANTS

      We have not selected our independent accountants for the current fiscal year. This selection will be made later in the year by the audit committee of the Board of Directors. Representatives of Arthur Andersen LLP (“Arthur Andersen”), which served as our independent public accountants during 2001, are expected to be present at the annual meeting of shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

      Audit Fees. The aggregate fees billed for professional services rendered by Arthur Andersen LLP for the audit of our annual financial statements for the year ended December 31, 2001, and for Arthur Andersen’s reviews of the financial statements included in our Forms 10-Q filed with the Securities and Exchange Commission during 2001, were approximately $42,500.

      Financial Information Systems Design and Implementation Fees. Arthur Andersen did not perform any services and therefore did not bill any fees relating to the operation or supervision of our information systems or local area network or for designing or implementing our financial information management systems during 2001.

      All Other Fees. The aggregate fees billed by Arthur Andersen for all other services provided in 2001 other than Audit Fees and Financial Information Systems Design and Implementation Fees were approximately $322,700.

OTHER MATTERS

      The form of proxy permits specification of a vote for the election of directors as set forth under the heading “Election of Directors,” the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that will be presented for action at the annual meeting of shareholders.

By order of the Board of Directors,

Andrew C. Alexander,
Assistant Secretary

Dated: April 15, 2002

DETACH CARD

BOYKIN LODGING COMPANY

P R O X Y

    The undersigned hereby appoints Robert W. Boykin and Robert A. Weible, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of Boykin Lodging Company to be held at the Cleveland Airport Marriott, 4277 West 150th Street, Cleveland, Ohio 44135, on Thursday, May 30, 2002, at 10:00 a.m. local time, or any adjournment thereof, and to vote the number of common shares of Boykin Lodging Company which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present, as follows:

1. ☐ FOR (except as noted below),	or	☐ WITHHOLD AUTHORITY to vote for,

the following nominees for election as directors, each to serve until the next annual meeting of the shareholders and until his successor has been duly elected and qualified:

Robert W. Boykin, Raymond P. Heitland, Albert T. Adams, Lee C. Howley, Jr., Frank E. Mosier,

William H. Schecter and Ivan J. Winfield.

(Instruction: To withhold authority to vote for any particular nominee, write that nominee’s name on the line provided below.)

2.	On such other business as may properly come before the meeting.

(Continued and to be signed on reverse side)

DETACH CARD

(Continued from other side)

The Proxies will vote as specified above, or, if a choice is not specified, they will vote FOR the nominees listed in Item 1.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 15, 2002, is hereby acknowledged.

Dated ________________________, 2002 __________________________________ __________________________________ __________________________________ Signature(s)

(PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON, INDICATING, WHERE PROPER, OFFICIAL POSITION OR REPRESENTATIVE CAPACITY.)